STOCK EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

AMONG

ZULU ENERGY CORP.

NYATI MAURITIUS LIMITED

AND LMA HUGHES LLLP

Dated as of December 19, 2007

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STOCK EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

     STOCK EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 19, 2007 (the “Agreement”), among Zulu Energy Corp., a corporation existing under the laws of Colorado (the “Purchaser”), Nyati Mauritius Limited, a private company limited by shares organized under the laws of the Republic of Mauritius (the “Company”), and LMA Hughes LLLP, the sole shareholder of the Company (the “Seller”).

W I T N E S S E T H:

     WHEREAS, the Seller owns 100 shares of common stock, $1.00 par value of the Company (the “Shares”), which Shares constitute all of the issued and outstanding shares of capital stock of the Company; and

     WHEREAS, the Company is a holding company that owns all of the issued and outstanding shares of capital stock of Nyati Resources Limited, a company organized under the laws of the Republic of Mauritius (“Nyati Resources”), which owns 50 shares of common stock, BPULA 1.00 par value of Nyati Resources Botswana (Proprietary) Limited, a company limited by shares organized under the laws of the Republic of Botswana (“Nyati Botswana”), which represents 50% of Nyati Botswana’s outstanding shares. Nyati Resources and Nyati Botswana are collectively referred to as the “Subsidiaries” and each a “Subsidiary”). The Company through its Subsidiaries is engaged in the business of prospecting for and the exploration of coal bed methane and related activities in the Republic of Botswana including related activities (the “Business”).

     WHEREAS, the Seller desires to transfer to the Purchaser, and the Purchaser desires to acquire from the Seller, the Shares for the consideration and upon the terms and conditions hereinafter set forth in a transaction intended to qualify as a tax-deferred reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code,” and the transaction contemplated by this Agreement, the “Exchange”);

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I EXCHANGE OF SHARES

1.1 Exchange of Shares.

     Upon the terms and subject to the conditions contained herein, on the Closing Date the Seller shall transfer and deliver the Shares as set forth opposite the Seller's name on Annex A hereto to the Purchaser in exchange for 30,000,000 shares of the Purchaser’s common stock to be issued at the Closing to the Seller (the “Exchange Consideration”).

ARTICLE II DELIVERY OF CERTIFICATES BY SELLER

2.1 Delivery of Shares.

     The transfer of the Shares shall be effected by the delivery to the Purchaser at the Closing of certificates representing the Shares duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached.

ARTICLE III CLOSING AND TERMINATION

3.1 Closing Date.

     Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at the offices of Sichenzia Ross Friedman Ference LLP located at 61 Broadway, New York, New York 10006 (or at such other place as the parties may designate in writing) on such date as the Seller and the Purchaser may designate. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date".

3.2 Termination of Agreement.

This Agreement may be terminated prior to the Closing as follows:

     (a) At the election of the Seller or the Purchaser on or after December 31, 2007, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

(b)	by mutual written consent of the Seller and the Purchaser; or

(c)	by the Seller or the Purchaser if there shall be in effect a final nonappealable order of a Governmental Body (as defined below) of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

     (i) For purposes of this Agreement, “Governmental Body” shall mean any agency, public or regulatory authority, department, commission, court, ministry, or board of government, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.

3.3 Procedure Upon Termination.

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     In the event of termination and abandonment by the Purchaser or the Seller, or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Seller. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

3.4 Effect of Termination.

     In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Company or the Seller; provided, however, that nothing in this Section 3.4 shall relieve the Purchaser or the Seller of any liability for a breach of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser that:

     4.1 Organization and Good Standing of the Company. The Company is a private company limited by shares duly organized, validly existing and in good standing under the laws of the Republic of Mauritius. Each Subsidiary is a company or a company limited by shares duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation set forth above. Neither the Company nor either Subsidiary is required to be qualified to transact business in any other jurisdiction where the failure to so qualify would have an adverse effect on the business of the Company or any Subsidiary.

4.2 Authority.

     (a) The Company has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets.

     (b) The execution of this Agreement and the delivery hereof to the Purchaser and the sale and the transactions contemplated herein have been, or will be prior to Closing, duly authorized by the Company’s Board of Directors and by the Company’s stockholder having full power and authority to authorize such actions.

     (c) Subject to any consents required under Section 4.7 below, the Seller and the Company have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement. Seller has duly approved and authorized the execution and delivery of this Agreement and documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby, and has duly authorized Brian Hughes to sign on its behalf, and no other proceedings, approvals or other action on the part of the Seller, the Company or any Subsidiary is necessary to approve and authorize the execution, delivery and performance by the Seller of this Agreement and the documents and instruments contemplated

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hereby or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered on behalf of Seller and the Company and constitutes a valid and binding obligation of the Seller and the Company enforceable in accordance with its terms.

     (d) Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under (i) any Law (as defined below), indenture, mortgage, loan agreement, or other agreement or instrument to which the Company, the Subsidiaries or the Seller is a party or by which it or any of them is bound, (ii) any charter, regulation, bylaw, constitutional provision of the Company, or (iii) any decree, order, or rule of any court or Governmental Body or arbitrator that is binding on the Company or the Seller in any way.

     (i) For purposes of this Agreement, a “Law” or “Laws” shall mean, including those applicable of the United States of America, the Republic of Mauritius and the Republic of Botswana, any statute, common law, rule, ordinance, regulation, code, licensing requirement, order, judgment, injunction, decree, license, permit and bylaw of a Governmental Body.

4.3 Shares.

     (a) The Company’s authorized capital stock consists of 50,000 shares of common stock, of which 100 shares have been issued to Seller, which constitutes the Shares as defined above. No other shares of capital stock have been issued by the Company. All of the Shares are duly authorized, validly issued, fully paid and non-assessable.

     (b) The Seller is the lawful record and beneficial owner of all the Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, and has, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement, including the exchange of the Shares, without any other or further authorization, action or proceeding, except as specified herein.

     (c) There are no authorized or outstanding subscriptions, options, rights, warrants, calls, contracts, demands, commitments, shareholder agreements, convertible securities or other agreements or arrangements of any character or nature whatever under which the Seller or the Company are or may become obligated to issue, assign or transfer any shares of capital stock of the Company or any Subsidiary. Upon the delivery to Purchaser on the Closing Date of the certificate(s) representing the Shares, Purchaser will have good, legal, valid, marketable and indefeasible title to all the then issued and outstanding shares of capital stock of the Company, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

     4.4 Basic Corporate Records. The copies of the Constitution of the Company and Nyati Resources (each certified as of the date of this Agreement as true, correct and complete by the Company’s secretary or assistant secretary), have been delivered to the Purchaser, are true, correct and complete as of the date of this Agreement. The copy of the Memorandum and

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Articles of Association of Nyati Botswana (certified as of the date of this Agreement as true, correct and complete by the Nyati Botswana’s secretary or assistant secretary), which has been delivered to the Purchaser, are true, correct and complete as of the date of this Agreement.

     4.5 Minute Books. The minute books of the Company and each Subsidiary, which shall be exhibited to the Purchaser between the date hereof and the Closing Date, each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Boards of Directors and committees of such Boards of Directors of each such corporation, if any, and, on the Closing Date, will contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders, respective Boards of Directors and committees of such Boards of Directors of each such corporation.

     4.6 Subsidiaries and Affiliates. Except for its interests in Nyati Resources and as disclosed on Schedule 4.6, the Company has no ownership, voting or profit and loss sharing percentage interest in any businesses, entities, enterprises and organizations. Except for its interests in Nyati Botswana and as disclosed on Schedule 4.6, Nyati Resources has no ownership, voting or profit and loss sharing percentage interest in any businesses, entities, enterprises and organizations. Unless the context requires otherwise or specifically designated to the contrary on Section 4.6 hereto, “Company” as used in this Agreement shall include all such Subsidiaries. Except as set forth in Schedule 4.6 or 4.31, (i) neither the Company nor any Subsidiary has made any advances to, or investments in, nor owns beneficially or of record, any securities of or other interest in, any business, entity, enterprise or organization, (ii) there are no arrangements through which the Company or any Subsidiary has acquired from, or provided to, the Seller or its affiliates any goods, properties or services, (iii) there are no rights, privileges or advantages now enjoyed by the Company or any Subsidiary as a result of the ownership of the Company by the Seller which, to the knowledge of the Seller or the Company, might be lost as a result of the consummation of the transactions contemplated by this Agreement. Each entity shown on Schedule 4.6 is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power to own all of its property and to carry on its business as it is now being conducted. Also set forth on Schedule 4.6 is a list of jurisdictions in which each Subsidiary is qualified as a foreign company. Such jurisdictions are the only jurisdictions in which the ownership or leasing of property by each Subsidiary or the conduct of its business requires it to be so qualified. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and, except as set forth on Schedule 4.6, are owned, of record and beneficially, by the Company, and on the Closing Date will be owned by the Company, free and clear of all liens, encumbrances, equities, options or claims whatsoever. No Subsidiary has outstanding any other equity securities or securities options, warrants or rights of any kind that are convertible into equity securities of such Subsidiary, except as set forth on Schedule 4.6.

     4.7 Consents. Except as set forth in Schedule 4.7, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the Business can be conducted by the Purchaser in the same manner after the Closing as heretofore

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conducted by the Company, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Company.

     4.8 Financial Statements. The Seller has delivered, or will deliver prior to Closing, to the Purchaser copies of the following financial statements (which include all notes and schedules attached thereto), all of which are true, complete and correct, have been prepared from the books and records of the Company in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied with past practice and fairly present the financial condition, assets, liabilities and results of operations of the Company as of the dates thereof and for the periods covered thereby:

the audited balance sheet of the Company as at December 31, 2005 and 2006, and the related audited statements of operations, and of cash flows of the Company for the period then ended and (ii) the unaudited balance sheet of the Company as of September 30, 2007 and the related compiled statement of operations of the Company for the nine month period then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).

     In such Financial Statements, the Statements of Operations do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as set forth in Schedule 4.8, and the financial statements for the interim periods indicated include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentation. There are no facts known to the Seller or the Company that, under GAAP consistently applied, would alter the information contained in the foregoing Financial Statements in any material way. Neither the Company nor any Subsidiary, or any director, officer, employee or agent of the Company or the Subsidiaries has received any written or oral complaint, allegation or claim that the Company or such Subsidiary has engage in questionable accounting or business practices.

     For the purposes hereof, the balance sheet of the Company as of September 30, 2007 is referred to as the “Balance Sheet” and September 30, 2007 is referred to as the “Balance Sheet Date”.

     4.9 Records and Books of Account. The records and books of account of the Company and of each Subsidiary reflect all material items of income and expense and all material assets, liabilities and accruals, and have been, and to the Closing Date will be, regularly kept and maintained in conformity with GAAP applied on a consistent basis with preceding years.

     4.10 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Company’s Financial Statements or disclosed in Schedule 4.10, there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of the Company under any pension, health and welfare benefit plan, vacation plan or other plan of the Company, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Balance Sheet Date,

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or arising out of transactions entered into, or any state of facts existing, on or prior to said date, and (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that could reasonably be expected to result in any liability of the Company, other than liabilities and contingent liabilities incurred in the ordinary course of business since the Balance Sheet Date consistent with the Company’s recent customary business practice, none of which is materially adverse to the Company.

4.11 Taxes.

     (a) For purposes of this Agreement, “Tax” or “Taxes” refers to: (i) any and all federal, state, local and foreign (including the Republic of Botswana and the Republic of Mauritius) taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502 -6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) (i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company with any Tax authority. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due on such Returns. Except as listed on Schedule 4.11 hereto, the Company is not currently the beneficiary of any extensions of time within which to file any Returns. The Seller and the Company have furnished and made available to the Purchaser complete and accurate copies of all income and other Tax Returns and any amendments thereto filed by the Company in the last three (3) years.

     (ii) The Company, as of the Closing Date, will have withheld and accrued or paid to the proper authority all Taxes required to have been withheld and accrued or paid.

     (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against the Company. The Company has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

     (iv) There is no dispute, claim, or proposed adjustment concerning any Tax liability of the Company either (A) claimed or raised by any Tax authority in

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writing or (B) based upon personal contact with any agent of such Tax authority, and there is no claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other Governmental Body against the Company which has not been satisfied. The Company is not a party to nor has it been notified in writing or otherwise that it is the subject of any pending, proposed, or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other Governmental Body, nor does the Company have any reason to believe that any such notice will be received in the future. Neither the Internal Revenue Service nor any other Governmental Body, nor any state or local taxation authority has ever audited any income tax return of the Company. The Company has not filed any requests for rulings with the Internal Revenue Service nor any other Governmental Body. No power of attorney has been granted by the Company or its Affiliates with respect to any matter relating to Taxes of the Company. There are no Tax liens of any kind upon any property or assets of the Company, except for inchoate liens for Taxes not yet due and payable.

     (v) The Company has no liability for any unpaid Taxes which has not been paid or accrued for, or otherwise, or reserved on the Financial Statements in accordance with GAAP, as adjusted for the passage of time through the Closing Date in accordance with the Company’s past custom and practice, whether asserted or unasserted, contingent or otherwise.

     (vi) There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) or any applicable provision under any Law. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code or any applicable provision under any Law.

     (vii) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

     (viii) The Company is not a party to, and has no obligation under, any tax-sharing, tax-indemnity or tax-allocation agreement or arrangement.

     (ix) None of the Company’s assets are tax-exempt-use property within the meaning of Section 168(h) of the Code.

     4.12 Accounts Receivable. Neither the Company nor any Subsidiary has any accounts receivable.

4.13 Inventory. Neither the Company nor any Subsidiary has any inventory.

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     4.14 Machinery and Equipment. Except for items disposed of in the ordinary course of business, all machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (hereinafter “Fixed Assets”) of the Company and the Subsidiaries currently being used in the conduct of the Business, or included in determining the net book value of the Company on the Balance Sheet Date, together with any machinery or equipment that is leased or operated by the Company or the Subsidiaries, are in fully serviceable working condition and repair. Said Fixed Assets shall be maintained in such condition from the date hereof through the Closing Date. Except as described on Schedule 4.14 hereto, all Fixed Assets owned, used or held by the Company are situated at its business premises and are currently used in its business. Schedule 4.14 describes all Fixed Assets owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which the Company is responsible (copies of all agreements relating thereto being attached to said Schedule 4.14), and all such property is in the Company’s actual possession and is in such condition that upon the return of such property in its present condition to its owner, the Company will not be liable in any amount to such owner. There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering either (i) such Fixed Assets or (ii) any liabilities of the Company relating to operation of the Business, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any Fixed Assets or any changes in the operations of the Business, any equipment or machinery used therein, or any procedures relating to such operations, equipment or machinery. All Fixed Assets of the Company are set forth on Schedule 4.14 hereto.

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4.15 Real Property Matters.

     (a) Schedule 4.15(a) sets forth a complete list of (i) all real property and interests in real property owned in fee by the Company or any Subsidiary (individually, an "Owned Property" and collectively, the "Owned Properties"), and (ii) all real property and interests in real property leased by the Company or any Subsidiary (individually, a "Real Property Lease" and the real properties specified in such leases, together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company Properties") as lessee or lessor. The Company and the Subsidiaries, as the case may be, have good and marketable fee title to all Owned Properties, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Schedule 4.15(a) and (B) Permitted Exceptions. The Company Properties constitute all interests in real property currently used or currently held for use in connection with the Business and which are necessary for the continued operation of the Business as the Business is currently conducted. The Company has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and the Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases. All of the Company Property, buildings, fixtures and improvements thereon owned or leased by the Company are in good operating condition and repair (subject to normal wear and tear).

     (i) For purposes of this Agreement, “Lien” shall mean debts, liabilities, commitments, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

     (b) The Company and the Subsidiaries have all material certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

     (c) There does not exist any actual or, to the best knowledge of the Company, the Subsidiaries or the Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and the Company has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

     (d) Neither the Company nor the Seller has received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

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     (e) The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

     4.16 Leases. All leases of real and personal property of the Company and the Subsidiaries are described in Schedule 4.16, are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and have not been assigned or encumbered. The Company has performed in all material respects the obligations required to be performed by it under all such leases to date and it is not in default in any material respect under any of said leases, except as set forth in Schedule 4.16, nor has it made any leasehold improvements required to be removed at the termination of any lease, except signs. No other party to any such lease is in material default thereunder. Except as noted on Schedule 4.16, none of the leases listed thereon require the consent of a third party in connection with the transfer of the Shares.

     4.17 Patents, Software, Trademarks, Etc. The Company owns, or possesses adequate licenses or other rights to use, all patents, software, trademarks, service marks, trade names, copyrights, proprietary information and trade secrets, if any, necessary to conduct the Business as now operated by it. The patents, software, trademarks, service marks, copyrights, trade names and trade secrets, if any, registered in the name of or owned or used by or licensed to the Company and applications for any thereof (hereinafter the “Intangibles”) are described or referenced in Schedule 4.17. The Seller hereby specifically acknowledges that all right, title and interest in and to all patents, software and proprietary information listed on Schedule 4.17 are owned by the Company or its Subsidiaries and that the ownership of such patents, software or proprietary information will be transferred as part of the Company to Purchaser as part of the transaction contemplated hereby. No officer, director, shareholder or employee of the Company or any relative or spouse of any such person owns any patents or patent applications or any inventions, software, secret formulae or processes, trade secrets or other similar rights, nor is any of them a party to any license agreement, used by or useful to the Company or related to the Business except as listed in Schedule 4.17. All of said Intangibles are valid and in good standing, are free and clear of all liens, security interests, charges, restrictions and encumbrances of any kind whatsoever, and have not been licensed to any third party except as described in Schedule 4.17. The Company has not been charged with, nor has it infringed, nor to the Seller’s knowledge is it threatened to be charged with infringement of, any patent, proprietary rights or trade secrets of others in the conduct of its business, and, to the date hereof, neither the Seller nor the Company has received any notice of conflict with or violation of the asserted rights in intangibles or trade secrets of others. The Company is not now manufacturing any goods under a present permit, franchise or license, except as set forth in said Schedule 4.17. The consummation of the transactions contemplated hereby will not alter or impair any rights of the Company in any such Intangibles or in any such permit, franchise or license, except as described in Schedule 4.17. The Intangibles and the Company’s tooling, manufacturing and engineering drawings, process sheets, specifications, bills of material and other like information and data are in such form and of such quality and will be maintained in such a manner that the Company can, following the Closing, design, produce, manufacture, assemble and sell the products and provide the services heretofore provided by it so that such products and services meet applicable

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specifications and conform with the standards of quality and cost of production standards heretofore met by it. The Company has the sole and exclusive right to use its corporate and trade names in the jurisdictions where it transacts business.

     4.18 Insurance Policies. There is set forth in Schedule 4.18 a list and brief description of all insurance policies on the date hereof held by the Company or on which it pays premiums, including, without limitation, life insurance and title insurance policies, which description includes the premiums payable by it thereunder. Schedule 4.18 also sets forth, in the case of any life insurance policy held by the Company, the name of the insured under such policy, the cash surrender value thereof and any loans thereunder. All such insurance premiums in respect of such coverage have been, and to the Closing Date will be, paid in full, or if not due, properly accrued on the Balance Sheet. All claims, if any, made against the Company which are covered by such policies have been, or are being, settled or defended by the insurance companies that have issued such policies. Up to the Closing Date, such insurance coverage will be maintained in full force and effect and will not be cancelled, modified or changed without the express written consent of the Purchaser, except to the extent the maturity dates of any such insurance policies expiring prior to the Closing Date. No such policy has been, or to the Closing Date will be, cancelled by the issuer thereof, and, to the knowledge of the Seller and the Company, between the date hereof and the Closing Date, there shall be no increase in the premiums with respect to any such insurance policy caused by any action or omission of the Seller or of the Company.

     4.19 Banking and Personnel Lists. The Seller and the Company will deliver to the Purchaser prior to the Closing Date the following accurate lists and summary descriptions relating to the Company:

(i) The name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

(ii) The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of the Company, and any other employees whose current base accrual salary or annualized hourly rate equivalent is $20,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any.

(iii) A schedule of workers’ compensation payments of the Company over the past five full fiscal years and the fiscal year to date, a schedule of claims by employees of the Company against the workers’ compensation fund for any reason over such period, identification of all compensation and medical benefits paid to date on each such claim and the estimated amount of compensation and medical benefits to be paid in the future on each such claim.

(iv) The name of all pensioned employees of the Company whose pensions are unfunded and are not paid or payable pursuant to any formalized pension arrangements, their agent and annual unfunded pension rates.

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     4.20 Lists of Contracts, Etc. There is included in Schedule 4.20 a list of the following items (whether written or oral) relating to the Company and the Subsidiaries, which list identifies and fairly summarizes each item:

(i) All collective bargaining and other labor union agreements (if any); all employment agreements with any officer, director, employee or consultant; and all employee pension, health and welfare benefit plans, group insurance, bonus, profit sharing, severance, vacation, hospitalization, and retirement plans, post-retirement medical benefit plans, and any other plans, arrangements or custom requiring payments or benefits to current or retiring employees.

(ii) All joint venture contracts and joint operating agreements of the Company or the Subsidiaries or affiliates relating to the Business;

(iii) All contracts of the Company and the Subsidiaries relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of the Company of a Subsidiary, and (f) debts of others guaranteed by the Company or any Subsidiary.

(iv) All agreements of the Company or any Subsidiary relating to the supply of raw materials for and the distribution of the products of the Business, including without limitation all sales agreements, manufacturer’s representative agreements and distribution agreements of whatever magnitude and nature, and any commitments therefor;

(v) All contracts that individually provide for aggregate future payments to or from the Company or any Subsidiary of $25,000 or more, to the extent not included in (i) through (iv) above;

(vi) All contracts of the Company or any Subsidiary that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (i) through (v) above;

(vii) A complete list of all outstanding powers of attorney granted by the Company or any Subsidiary; and

(viii) All other contracts of the Company or any Subsidiary material to the business, assets, liabilities, financial condition, results of operations or prospects of the Business taken as a whole to the extent not included above, including but not limited to contracts for the licensing and ownership of geological and geophysical data (raw data and interpretations thereon).

Except as set forth in Schedule 4.20, (i) all contracts, agreements and commitments of the Company or any Subsidiary set forth in Schedule 4.20 are valid, binding and

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in full force and effect, and (ii) neither the Company nor any Subsidiary nor any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder. Except as set forth in Schedule 4.20, the sale of the Shares by the Seller in accordance with this Agreement will not result in the termination or provide any party to such contract the opportunity to terminate of any contract, agreement or commitment of the Company or any Subsidiary set forth in Schedule 4.20, and immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on the Company resulting from the sale of the Shares by the Seller. True and complete copies of the contracts, leases, licenses and other documents referred to in this Section 4.20 will be delivered to the Purchaser, certified by the Secretary or Assistant Secretary of the Company as true, correct and complete copies, not later than four weeks from the date hereof or ten business days before the Closing Date, whichever is sooner.

There are no pending disputes with customers or vendors of the Company regarding quality or return of goods involving amounts in dispute with any one customer or vendor, whether for related or unrelated claims, in excess of $5,000 except as described on Schedule 4.20 hereto, all of which will be resolved to the reasonable satisfaction of Purchaser prior to the Closing Date. To the knowledge of Seller and the Company, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with the Company after completion of the transactions contemplated by this Agreement.

     4.21 Compliance With the Law. Neither the Company nor any Subsidiary is in violation of any applicable federal, state, local or foreign Law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement). Except as set forth in Schedule 4.21, neither the Company nor any Subsidiary has been and is now charged with, or to the knowledge of the Seller or the Company or any Subsidiary under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the knowledge of the Seller or the Company or any Subsidiary after due inquiry, are there any circumstances that would or might give rise to any such violation. The Company and any applicable Subsidiary has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

     4.22 Litigation; Pending Labor Disputes. Except as specifically identified on the Balance Sheet or footnotes thereto or set forth in Schedule 4.22:

(i) There are no Legal Proceedings (as defined below) or other proceedings or governmental investigations pending or, to the knowledge of the Seller or the Company or any Subsidiary, threatened, against the Seller or the Company or any Subsidiary, relating to the Business or the Company or the Subsidiaries or their properties (including leased

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property), or the transactions contemplated by this Agreement, nor is there any basis known to the Company or the Subsidiaries or the Seller for any such action.

(ii) There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon the Seller or the Company or any Subsidiary relating to the Business or the Company or any Subsidiary the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Company or any Subsidiary or which limit or control or otherwise adversely affect its method or manner of doing business.

(iii) No work stoppage has occurred and is continuing or, to the knowledge of the Seller or the Company or the Subsidiaries, is threatened affecting the Business, and no representation question involving recognition of a collective bargaining agent exists in respect of any employees of the Company.

(iv) There are no pending labor negotiations or union organization efforts relating to employees of the Company or the Subsidiaries.

(v) There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the knowledge of the Seller or the Company, threatened before any governmental or regulatory agency or authority or any court relating to employees of the Company.

(vi) For purposes of this Agreement, “Legal Proceedings” shall mean any litigation, legal action, arbitration, administrative proceeding, proceeding, demand, claim or investigation against, affecting or brought by or against the Company or any Subsidiary relating to the Business, operations, assets or liabilities of the Company or any Subsidiary.

     4.23 Absence of Certain Changes or Events. The Company has not, since the Balance Sheet Date, except as described on Schedule 4.23:

(i) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) or in connection with the performance of this Agreement, and any such obligation or liability incurred in the ordinary course is not materially adverse, except for claims, if any, that are adequately covered by insurance;

(ii) Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the Balance Sheet, and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business that were not materially adverse;

(iii) Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except (a) as disclosed on the Balance Sheet, or (b) as may have been required under generally accepted accounting principles due to income earned or expense accrued since the Balance Sheet Date and as disclosed to the Purchaser in writing;

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(iv) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(v) Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which has not been materially adverse;

(vi) Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its business;

(vii) Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent;

	(viii)	Authorized any capital expenditure for real estate or
leasehold improvements,	machinery, equipment or molds in excess of $5,000.00 in the
aggregate;

	(ix)	Except for this Agreement, entered into any material
transaction;

	(x)	Issued any stocks, bonds, or other corporate securities, or

made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

(xi) Experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change or changes individually or in the aggregate affecting its financial condition, assets, liabilities or business.

4.24 Employee Benefit Plans.

     (a) Schedule 4.24 lists a description of the only Employee Programs (as defined below) that have been maintained (as such term is further defined below) by the Company at any time during the five (5) years prior to the date hereof.

     (b) There has not been any failure of any party to comply with any Laws applicable with respect to any Employee Program that has been maintained by the Company or any Subsidiary. With respect to any Employee Programs now or heretofore maintained by the Company, there has occurred no breach of any duty under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable law which could result, directly or indirectly in any taxes, penalties or other liability to the Purchaser, the Company or any affiliate (as defined below). No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for

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benefits) is pending or, to the knowledge of the Company or any Subsidiary or the Seller, threatened with respect to any such Employee Program.

     (c) Except as set forth in Schedule 4.24 attached hereto, neither the Company nor any affiliate has ever (i) provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits or (ii) maintained an Employee Program provided to such employees subject to Title IV of ERISA, Section 401(a) or Section 412 of Code, including, without limitation, any Multiemployer Plan.

(d) For purposes of this Section 4.24:

(i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

(ii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

(iii) An entity is an “affiliate” of the Company for purposes of this Section 3.24 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C); and

(iv) “Multiemployer Plan” means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

     4.25 Product Warranties and Product Liabilities. Neither the Company nor any Subsidiary has any products or product warranties and return policies in effect on the date hereof. There are no product liability claims that are currently either pending or, to the best of the Seller’s, the Company’s knowledge or any Subsidiary’s knowledge, threatened against the Company or any Subsidiary. The Company has not paid in the aggregate, or allowed as credits against purchases, or received claims for more than one percent (1%) per year of gross sales, as determined in accordance with GAAP consistently applied, during the past three years pursuant to obligations under any warranty or any product liability claim with respect to goods manufactured, assembled or furnished by the Company. The future cost of performing all such

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obligations and paying all such product liability claims with respect to goods manufactured, assembled or furnished prior to the Closing Date will not exceed the average annual cost thereof for said past three year period.

     4.26 Assets. The assets of the Company and any Subsidiary are located at the locations listed on Schedule 4.26 attached hereto. Except as described in Schedule 4.26, the assets of the Company and the Subsidiaries are, and together with the additional assets to be acquired or otherwise received by the Company or any Subsidiary prior to the Closing, will at the Closing Date be, sufficient in all material respects to carry on the operations of the Business as now conducted by the Company or any Subsidiary. The Company and the Subsidiaries are the only business organizations through which the Business is conducted. Except as set forth in Schedule 4.16 or Schedule 4.26, all assets used by the Company and the Subsidiaries to conduct the Business are, and will on the Closing Date be, owned by the Company or the applicable Subsidiary.

     4.27 Absence of Certain Commercial Practices. Neither the Company, nor any of its Subsidiaries, nor to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries, nor the Seller has (i) made any payment (directly or by secret commissions, discounts, compensation or other payments) or (ii) given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for the Company or any of its Subsidiaries or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff, or (iii) otherwise been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended.

     4.28 Licenses, Permits, Consents and Approvals. The Company has, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”), including but not limited to the Prospecting Licenses issued by the Republic of Botswana (the “Prospecting Licenses”), required to conduct the Business. All Licenses of the Company are listed on Schedule 4.28 hereto. With respect to the Prospecting Licenses: (i) each license is in good standing and is not subject to any pending default or uncured deficiency; (ii) except as disclosed in the audited Financial Statements, all required annual payments to maintain each license have been paid; (iii) all annual minimum expenditure requirements and annual minimum prospecting program obligations with respect to each license have been satisfied and (iv) each license entitles the Purchaser to a net revenue interest of no less than eighty seven percent in all coalbed methane produced therefrom. At the Closing, the Company will have all such Licenses which are material to the conduct of the Business and will have renewed all Licenses which would have expired in the interim. Except as listed in Schedule 4.28, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Shares by the Seller in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of the Company pursuant to the terms of, any law, regulation, order or other requirement or any contract binding

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upon the Company or to which any such asset may be subject, or (b) to enable Purchaser (directly or through any designee) to continue the operation of the Company and the Business substantially as conducted prior to the Closing Date. All such Filings will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

4.29 Environmental Matters. Except as set forth on Schedule 4.29 hereto:

     (a) The operations of the Company are in compliance with all applicable Laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or any hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise except for where noncompliance or the absence of such permits would not, individually or in the aggregate, have a Material Adverse Effect (defined as follows);

     (i) For purposes of this Agreement, “Material Adverse Effect” shall mean, with respect to any party, any material adverse effect on, or any change, event, occurrence or state of facts materially adverse to, (i) the Business, properties, assets, liabilities (contingent or otherwise), results of operations or condition of the Company and its Subsidiaries taken as a whole, or (ii) such party’s ability to, in a timely manner, perform its obligations under this Agreement;

     (b) The Company has obtained all permits required under all applicable Environmental Laws necessary to operate its business;

     (c) The Company is not the subject of any outstanding written order or contract with any Governmental Body or person respecting Environmental Laws or any violation or potential violations thereof; and,

     (d) The Company has not received any written communication alleging either or both that the Company may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law.

     4.30 Broker. Neither the Company nor the Subsidiaries nor the Seller has retained any broker in connection with any transaction contemplated by this Agreement. Purchaser and the Company shall not be obligated to pay any fee or commission associated with the retention or engagement by the Company or the Seller of any broker in connection with any transaction contemplated by this Agreement.

     4.31 Related Party Transactions. Except as described in Schedule 4.31, all transactions during the past five years between the Company and any current or former shareholder or any entity in which the Company or any current or former shareholder had or has a direct or indirect interest have been fair to the Company as determined by the Board of Directors. No portion of the sales or other on-going business relationships of the Company is dependent upon the friendship or the personal relationships (other than those customary within business generally) of the Seller, except as described in Schedule 4.31. During the past five

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years, the Company has not forgiven or cancelled, without receiving full consideration, any indebtedness owing to it by the Seller.

     4.32 Patriot Act. The Company and the Seller certify that neither the Company nor any of its Subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Company and the Seller hereby acknowledge that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Company and the Seller hereby represent, warrant and agree that: (i) none of the cash or property that the Seller has contributed or paid or will contribute and pay to the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company or any of its Subsidiaries to the Purchaser, to the extent that they are within the Company’s and/or its Subsidiaries’ control shall cause the Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Seller shall promptly notify the Purchaser if any of these representations ceases to be true and accurate regarding the Seller, the Company or any of its Subsidiaries. The Seller agree to provide the Purchaser any additional information regarding the Company or any of its Subsidiaries that the Purchaser reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

4.33 Investment Intent.

     The Exchange Consideration is being acquired hereunder by the Seller for investment purposes only, for its own account, not as a nominee or agent and not with a view to the distribution thereof. The Seller has no present intention to sell or otherwise dispose of the Exchange Consideration and will not do so except in compliance with the provisions of the Securities Act of 1933, as amended (the “1933 Act”), and applicable law. The Seller understands that the Exchange Consideration acquired hereunder must be held by it indefinitely unless a subsequent disposition or transfer of any of said shares is registered under the 1933 Act, or is exempt from registration therefrom. The Seller further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Seller) promulgated under the Securities Act of 1933, as amended, depends on the satisfaction of various conditions, and that, if and when applicable, Rule 144 may afford the basis for sales only in limited amounts.

     4.34 Investment Experience; Suitability. The Seller is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the shares of the Purchaser and the Seller’s financial position is such that the Seller can afford to retain the Exchange Consideration for an indefinite period of time without realizing any direct or indirect cash return on its investment.

     4.35 Accredited Investor Status. The Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D and the Seller shall submit to the Purchaser such additional information as may be reasonably requested by the Purchaser to establish the Seller’s status as such.

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     4.36 Reliance on Exemptions. The Seller understands that shares of Purchaser’s common stock comprising the Exchange Consideration is being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Purchaser is relying in part upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Exchange Consideration.

     4.37 Legends. The Seller understands that the certificates or other instruments representing the Exchange Consideration, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

     4.38 Disclosure. All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of the Seller or the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Seller and the Company herein. No statement, representation or warranty by the Seller or the Company in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with full and fair disclosure concerning the Company, the Business, and the Company’s affairs.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1 Organization and Good Standing.

     The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

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5.2	Authority.

(a) The execution and delivery of this Agreement and the

consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser.

(b) The execution of this Agreement and the delivery hereof to the Seller and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by the Purchaser’s Board of Directors having full power and authority to authorize such actions.

5.3 Conflicts; Consents of Third Parties.

     (a) The execution and delivery of this Agreement, the acquisition of the Shares by Purchaser and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or Bylaws of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

     (b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

5.4 Litigation.

     There are no Legal Proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.5 Investment Intention.

     The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6 Due Authorization of Exchange Consideration.

     The Exchange Consideration when delivered to the Seller shall be validly issued and outstanding as fully paid and non-assessable, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

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5.7 Broker.

     The Purchaser has not retained any broker in connection with any transaction contemplated by this Agreement. The Seller shall not be obligated to pay any fee or commission associated with the retention or engagement by the Purchaser of any broker in connection with any transaction contemplated by this Agreement.

5.8 Patriot Act.

     The Purchaser certifies that neither the Purchaser nor any of its subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Purchaser hereby acknowledges that the Company and the Seller seek to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Purchaser hereby represents, warrants and agrees that: (i) none of the cash or property that the Purchasers have contributed or paid or will contribute and pay to the Seller has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Purchaser or any of its subsidiaries to the Seller, to the extent that they are within the Purchaser’s control shall cause the Seller or the Company to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Purchaser shall promptly notify the Seller if any of these representations ceases to be true and accurate regarding the Purchaser or any of its subsidiaries. The Purchaser agrees to provide the Seller any additional information regarding the Purchaser or any of its subsidiaries that the Seller reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

5.9 Tax Matters.

     (a) Neither the Purchaser nor any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the Exchange from constituting a reorganization under Section 368(a)(1)(B) of the Code, and the Purchaser is not aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the Exchange from so qualifying, including any plan or intention to liquidate the Company for federal tax purposes or reacquire any of the Exchange Consideration.

     (b) The Purchaser does not plan or intend to sell or otherwise dispose of any of the Shares, or take any action or cause the Company to take any action, that would result in the Purchaser not being in control of the Company after the Exchange, as required by Section 368(a)(1)(B) of the Code.

     (c) The Purchaser does not own, directly or indirectly, any shares of the Company, nor has the Purchaser owned any such shares during the preceding five years.

     (d) The Purchaser does not plan or intend to acquire additional shares of the Company other than the Shares.

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     (e) The Purchaser is not an investment company within the meaning of Section 368(a)(2)(F) of the Code.

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ARTICLE VI COVENANTS

6.1 Access to Information.

     The Seller and the Company agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books, records and financial condition of the Company and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Seller shall cooperate, and shall cause the Company and its Subsidiaries to cooperate, fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and its Subsidiaries, the Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

6.2 Conduct of the Business Pending the Closing.

     (a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Seller shall, and shall cause the Company and the Subsidiaries to:

(i) Conduct the Business only in the ordinary course consistent with past practice;

     (ii) Use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company and the Subsidiaries and (B) preserve its present relationship with Persons having business dealings with the Company and the Subsidiaries;

     (iii) Maintain (A) all of the assets and properties of the Company in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds com-parable to that in effect on the date of this Agreement;

     (iv) (A) maintain the books, accounts and records of the Company in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Company; and

(v) Comply in all material respects with applicable Laws.

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     (b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Seller shall not, and shall cause the Company and the Subsidiaries not to:

     (i) Declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or the Subsidiaries or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or the Subsidiaries;

     (ii) Transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or the Subsidiaries;

     (iii) Effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company of the Subsidiaries;

     (iv) Amend the applicable organization documents of the the Company and the Subsidiaries;

     (v) (A) materially increase the annual level of compensation of any employee of the Company or a Subsidiary, (B) increase the annual level of compensation payable or to become payable by the Company to any of its executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company;

     (vi) Except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person, or change the terms of payables or receivables;

     (vii) Subject to any Lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of the Company;

     (viii) Acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of the

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Company except, with respect to the items listed on Schedule 6.2(b)(viii) hereto, as previously consented to by the Purchaser;

     (ix) Cancel or compromise any debt or claim or waive or release any material right of the Company except in the ordinary course of business consistent with past practice;

(x) Enter into any commitment for capital expenditures out of the ordinary course;

     (xi) Permit the Company to enter into any transaction or to make or enter into any contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

     (xii) Permit the Company to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

     (xiii) Except for transfers of cash pursuant to normal cash management practices, permit the Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any contract with, the Seller or any Affiliate of the Seller; or

     (xiv) Agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Seller in this Agreement untrue or incorrect in any material respect as of any time through and including the Closing.

6.3 Consents.

     The Seller shall use its best efforts, and the Purchaser shall cooperate with the Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.7 hereof; provided, however, that neither the Seller nor the Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

6.4 Other Actions.

     Each of the Seller and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.5 No Solicitation.

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     The Seller will not, and will not cause or permit the Company or any of the Company's directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Company other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller will inform the Purchaser in writing immediately following the receipt by the Seller, the Company or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

6.6 Preservation of Records.

     The Seller and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Company and the Subsidiaries for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Seller or the Purchaser or any of their Affiliates or in order to enable the Seller or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

6.7 Publicity.

     Neither the Seller nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Seller, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

6.8 Use of Name.

     The Seller hereby agrees that upon the consummation of the transactions contemplated hereby, the Purchaser and the Company shall have the sole right to the use of the names "Nyati Mauritius Limited" and "Nyati Resources Limited" and the Seller shall not, and shall not cause or permit any Affiliate to, use such name or any variation or simulation thereof.

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6.9 Financial Statements.

     The Seller shall cooperate with the Purchaser to provide all information required for the completion of audited financial statements of the Company to be prepared and delivered as of the Closing Date.

6.10 Tax Election.

     Neither the Purchaser nor any of its Affiliates shall cause the Company or any of its Affiliates, including Nyati Resources Limited, a Mauritius private company limited by shares and wholly owned by the Company (“Nyati Resources”), and Nyati Resources Botswana (PTY) Limited, a Botswana private limited liability company 50%-owned by Nyati Resources, to affirmatively elect to be classified as a partnership or disregarded entity for U.S. federal tax purposes. For purposes of clarification, any deemed classification or recharacterization as a partnership or disregarded entity for U.S. federal tax purposes: (i) resulting from any act or omission of the Seller on or prior to the Closing; or (ii) resulting from the execution or closing of the transactions contemplated herein, shall not be an affirmative election or act of the Purchaser or any of its Affiliates for purposes of this section.

6.11 Tax Matters.

     (a) Tax Periods Ending on or Before the Closing Date. The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are to be filed after the Closing Date as soon as practicable and prior to the date due (including any proper extensions thereof). The Seller shall permit the Company and the Purchaser to review and provide comments, if any, on each such Return described in the preceding sentence prior to filing. Unless the Purchaser or the Company provides comments to the Seller, the Company shall deliver to the Seller each such Return signed by the appropriate officer(s) of the Company for filing within ten (10) days following the Seller’s delivery to the Company and the Purchaser of any such Return. The Seller shall deliver to the Company promptly after filing each such Return a copy of the filed Return and evidence of its filing. The Seller shall pay the costs and expenses incurred in the preparation and filing of the Tax Returns on or before the date such costs and expenses are due.

     If the Company provides comments to the Seller and at the end of such ten (10) day period the Company and the Seller have failed to reach written agreement with respect to all of such disputed items, the parties shall submit the unresolved items to arbitration for final determination. Promptly, but no later than thirty (30) days after its acceptance of its appointment as arbitrator, the arbitrator shall render an opinion as to the disputed items. The determination of the arbitrator shall be conclusive and binding upon the parties. The Company and the Seller shall each pay one half of the fees, costs and expenses of the arbitrator. The prevailing party may be entitled to an award of pre- and post-award interest as well as reasonable attorneys’ fees incurred in connection with the arbitration and any judicial proceedings related thereto as determined by the arbitrator.

     (b) Tax Periods Beginning Before and Ending After the Closing Date. The Company or the Purchaser shall prepare or cause to be prepared and file or cause to be filed any

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Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date. To the extent such Taxes are not fully reserved for in the Company’s Financial Statements, as adjusted for the passage of time through the Closing Date in accordance with the Company’s past custom and practice, the Seller shall pay to the Company an amount equal to the unreserved portion of such Taxes that relates to the portion of the Tax period ending on the Closing Date. Such payment, if any, shall be paid by the Seller within fifteen (15) days after receipt of written notice from the Company or the Purchaser that such Taxes were paid by the Company or the Purchaser for a period beginning prior to the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period (the “Pro Rata Amount”), and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date. The Seller shall pay to the Company with the payment of any taxes due hereunder, the Seller’s Pro Rata Amount of the costs and expenses incurred by the Purchaser or the Company in the preparation and filing of the Tax Returns. Any net operating losses or credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a reasonable manner as agreed to by the parties.

     (c) Refunds and Tax Benefits. Any Tax refunds related to the Company that are received after the Closing Date by the Seller (other than tax refunds received in connection with the Seller’s individual tax Returns), the Purchaser or the Company, and any amounts credited against Tax to which the Seller, the Purchaser or the Company become entitled, shall be for the account of the Company, and the Seller shall pay over to the Company any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Seller, the Seller shall pay such amount to the Company within fifteen (15) days after receipt or entitlement thereto.

(d)	Cooperation on Tax Matters.

(i) The Purchaser, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller agrees (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective tax periods, and to abide by all record retention agreements entered into

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with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

     (ii) The Purchaser and the Seller further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     (iii) After the Exchange, the Purchaser shall cause the Company to continue its historic business or to use a significant portion of its historic business assets in a business within the meaning of Treas. Reg. Section 1.368 -1(d), assuming that the assets of, and the business conducted by, the Company on the Closing Date constitute the Company’s historic business assets and historic business, respectively.

     (iv) The Purchaser and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to §6043 of the Code and all Treasury Department Regulations promulgated thereunder. Notwithstanding the foregoing, the Purchaser has no plan or intention to liquidate the Company for U.S. federal tax purposes.

     (v) Each party shall pay its respective expenses, if any, incurred in connection with the transaction contemplated hereunder.

     (vi) Each party shall report the Exchange as a tax-deferred reorganization under Section 368(a)(1)(B) for all applicable U.S. federal tax purposes.

     (vii) From and after the date of this Agreement, each party hereto shall use its best efforts to cause the Exchange to qualify, and shall not take any actions or cause any actions to be taken that could reasonably be expected to prevent the Exchange from qualifying, as a reorganization under Section 368(a)(1)(B) of the Code.

     6.12 Additional Compensation. In the event that subsequent to the Closing Date, Seller or any agent or employee of Seller shall find, acquire or purchase any properties that Purchaser shall subsequently acquire from Seller (the “Acquired Properties”), Purchaser shall pay to Seller an overriding royalty interest in the Acquired Properties equal to ten percent (10%).

     6.13 Expenses. No later than ninety days after the Closing, the Purchaser shall reimburse Seller for expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other agreements to be executed in connection herewith (“Documents”), including, without limitation, attorneys’ and consultants’ fees and expenses, transfer agent fees, fees for stock quotation services, fees relating to any amendments or modifications of the Documents or any consents or waivers of provisions in the Documents, fees for the preparation of opinions of counsel, escrow fees, and costs of restructuring the transactions contemplated by the Documents, as well as all fees and expenses

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incurred by Seller on behalf of the Company from January 1, 2007 until the Closing Date hereof, which expenses shall not exceed $250,000.

ARTICLE VII CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Purchaser.

     The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

     (a) all representations and warranties of the Seller contained herein shall be true and correct as of the date hereof;

     (b) all representations and warranties of the Seller contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Seller contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

     (c) the Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

     (d) the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by the Seller certifying as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof;

     (e) Certificates representing the Shares shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens;

     (f) there shall not have been or occurred any material adverse change to the Company, any Subsidiary or the Business;

     (g) the Seller shall have obtained all consents and waivers referred to in Section 4.7 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement;

     (h) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller, the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

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     (i) the Purchaser shall have received the written resignation of each officer and director of the Company; and

     (j) the Purchaser shall have received the audited financial statements of the Company, in form and scope required for SEC reporting purposes.

7.2 Conditions Precedent to Obligations of the Seller.

     The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable law):

     (a) all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;

     (b) all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

     (c) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

     (d) the Seller shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Seller) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c);

     (e) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller, the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

     (f) appropriate actions shall have been taken to remove the Seller from any personal guarantees provided on behalf of the Company or indemnification shall have been provided for such guarantees which is acceptable in the sole discretion of the Seller.

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ARTICLE VIII DOCUMENTS TO BE DELIVERED

8.1 Documents to be Delivered by the Seller.

     At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

     (a) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

(b) the certificates referred to in Section 7.1(d) and 7.1(e) hereof; (c) copies of all consents and waivers referred to in Section 7.1(g) hereof; (d) written resignation of each officer and director of the Company;

(c) Copies of all consents and waivers referred to in Section 7.1(g) hereof

(d) Written resignation of each officer and director of the company

(e) certificate of good standing with respect to (i) the Company and Nyati Resources issued by the Registrar of Companies of the Republic of Mauritius and (ii) Nyati Botswana issued by the secretary of Nyati Botswana; and

(f) such other documents as the Purchaser shall reasonably request.

8.2 Documents to be Delivered by the Purchaser.

At the Closing, the Purchaser shall deliver to the Seller the following:

(a)	The Exchange Consideration;

(b)	the certificates referred to in Section 7.2(d) hereof;

(c)	such other documents as the Seller shall reasonably request.

ARTICLE IX INDEMNIFICATION

9.1 Indemnification.

     (a) Subject to Section 9.2 hereof, the Seller hereby agrees to indemnify and hold the Purchaser, the Company, the Subsidiaries, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

     (i) any and all liabilities of the Company or the Subsidiaries of every kind, nature and description, absolute or contingent, existing as against the Company or the Subsidiaries prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been fully provided for in the Balance

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Sheet or disclosed in the notes thereto or were incurred in the ordinary course of business between the Balance Sheet date and the Closing Date;

     (ii) subject to Section 10.3, any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement, to be true and correct in all respects as of the date made;

     (iii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Seller under this Agreement;

     (iv) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' and other reasonable professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses").

     (b) Subject to Section 9.2, Purchaser hereby agrees to indemnify and hold the Seller and its respective Affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

     (i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

     (ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or arising from the ownership or operation of the Company from and after the Closing Date; and

(iii) any and all Expenses incident to the foregoing.

9.2 Limitations on Indemnification for Breaches of Representations and

Warranties.

     An indemnifying party shall not have any liability under Section 9.1(a)(ii) or Section 9.1(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties that arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Sections 4.3, 4.11, 4.24 and 4.29 hereof, exceeds $5,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $5,000 (the “Deductible”).

9.3 Indemnification Procedures.

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     (a) In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 9.1 hereof (regardless of the Basket or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then, subject to the last sentence of 9.3(b), the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

     (i) For purposes of this Agreement, “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, firm, partnership or other entity or government or Governmental Body.

     (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party within 10 business days after the date of such notice. Notwithstanding anything to the contrary in this Agreement, any payments under this Article IX shall, if made by the Seller to the Purchaser, be made in immediately available funds and, if made by the Purchaser to the Seller, be made in shares of common stock of the Purchaser, with the per-share value of such stock determined based upon 75% on the weighted average of the stock’s closing price for the three trading days preceding the date of (a) submission of the

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periodic bill be paid, in the case of a payment under Section 9.3(a), and (b) the notice described in the immediately preceding sentence, in the case of a payment under Section 9.3(b) .

     (c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss or that such failure materially prejudices the indemnifying party’s ability to defend against such Claims.

9.4 Tax Treatment of Indemnity Payments.

     The Seller and the Purchaser shall treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Exchange Consideration for federal, state, local and foreign income tax purposes, except to the extent otherwise required by law.

ARTICLE X MISCELLANEOUS

10.1 Payment of Sales, Use or Similar Taxes.

     All value added tax, goods and services tax, and sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Seller.

10.2 Survival of Representations and Warranties.

     The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 4.3, 4.11, 4.24 and 4.36 which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within twenty-four (24) months after the Closing Date written notice of such claims is given to the Seller or such actions are commenced; provided, however, that the representations and warranties contained in Sections 4.1, 4.2 and 4.3 shall survive the Closing and remain in full force and effect without termination.

10.3 Expenses.

     Except as otherwise provided in this Agreement, the Seller and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

10.4 Specific Performance.

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     The Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Seller under this Agreement, including, without limitation, the Seller’s obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.5 Further Assurances.

     The Seller and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

                   10.6 Submission to Jurisdiction; Consent to Service of Process; Attorney’s

Fees.

     (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Colorado over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.10.

     (c) If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

                   10.7 Entire Agreement; Amendments and Waivers.

      This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any

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investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

                       10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

                       10.9 Table of Contents and Headings.

     The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

10.10 Notices.

     All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a) Purchaser:

Zulu Energy Corp. P.O. Box 6565 1745 Meadowlark Ln. Sheridan, WY 82801 Attn: Paul Stroud, Chief Executive Officer Phone: (307) 673-4322 Facsimile:

Copy to:

Robert Bearman, Esq. Patton Boggs LLP 1801 California Street, Suite 4900 Denver, Colorado 80202 Phone: (303) 830-1776 Facsimile: (303) 894-9239 (b) Seller and Company: NYATI Mauritius Limited

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c/o Nerine Trust Company
PO Box 434,
Nerine House,
St George's Place
St. Peter Port
Guernsey, GY1 3ZG
Channel Islands
Attn: Phil Lockett, Esq., Executive Director
Phone: +441481701300
Facsimile: +441481711224

Copy to:

Marc A. Ross, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway New York, New York 10006 Phone: (212) 930-9700 Facsimile: (212) 930-9725

10.11 Severability.

     If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

10.12 Binding Effect; Assignment.

     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Shares and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

[Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ZULU ENERGY CORP.

By:	/s/ Paul Stroud

Paul Stroud,
Chief Executive Officer

NYATI MAURITIUS LIMITED

By: /s/Charlotte J. Grisley Charlotte J. Grisley, On behalf of Woodleigh Limited Director

SELLER:

LMA HUGHES LLLP

By:	/s/ Brian Hughes

Brian Hughes,
Partner

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ANNEX A
Seller	Shares
LMA Hughes LLLP	100 shares of Nyati Mauritius Limited

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